Press Release


                                                Contact:   William L. Cunningham
                                                                  (405) 282-2201


                                                           For Immediate Release
                                                              September 16, 1998



                              Guthrie Savings, Inc.
                                  Cash Dividend

         Guthrie, Oklahoma -- William L. Cunningham, President, of Guthrie Savings, Inc. (the "Corporation"), Guthrie, Oklahoma, the holding company of
Guthrie   Federal   Savings  Bank  (the  "Bank"),   announced   today  that  the
Corporation's  Board of  Directors  has  declared  a special  cash  dividend  of
 .50(cent) per share to stockholders of record as of October 5 1998, payable October 15, 1998.

         Mr. Cunningham indicated that the cash dividend is being paid as a result of continued profitability of the Corporation and the Bank, its wholly owned subsidiary. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         The Bank is a federally chartered stock savings association headquartered in Guthrie, Oklahoma. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). On August 31, 1998, Guthrie Savings, Inc. had total assets and stockholders' equity of $48,484,218 and $7,630,208, respectively.

         The common stock of the Corporation is traded in the over-the-counter market.